Exhibit 99.3

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ZAGG - Q4 2013 Zagg Inc Earnings Conference Call EVENT DATE/TIME: FEBRUARY 25, 2014 / 10:00PM GMT

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

CORPORATE  PARTICIPANTS

Kim Rogers-Carrete ZAGG Inc - IR

Randy Hales ZAGG Inc - CEO and President

Brandon O'Brien ZAGG Inc - CFO

CONFERENCE  CALL  PARTICIPANTS

David  King ROTH Capital  Partners  - Analyst

Mike Malouf Craig-Hallum Capital Group - Analyst

Ryan MacDonald Northland Capital - Analyst

Jon Hickman Ladenburg  Thalmann & Company Inc. - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen welcome to ZAGG Incorporated fourth quarter 2013 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question-and-answer session, and instructions will be given at that time.

(Operator instructions)

As a reminder, this conference call may be recorded.

I would now like to turn the conference over to Ms. Kim Rogers of Genesis Select, the investor relations firm for ZAGG Incorporated. Ma'am you may begin.

Kim Rogers-Carrete - ZAGG Inc - IR

Thank you. Good afternoon ladies and gentlemen, and thank you for joining us today on the ZAGG Inc. fourth-quarter 2013 earnings conference call.

On the call today from the company  are Randy Hales, President and Chief Executive Officer, along with ZAGG's Chief Financial Officer, Brandon O'Brien.

By now, everyone  should  have access to the earnings press release that went out after the close of market today. If you have not received a copy of the release, it can be found on the investor relations portion of the ZAGG website. This call is being recorded and a pod cast of the conference call will also be archived on the ZAGG investor relations webpage under events for one year.

Before we begin, we would like to remind everyone that the prepared remarks contain certain forward-looking statements, and that management may make additional forward-looking statements in response to your questions today. These statements include, but are not limited to, our outlook for the company, and statements that estimate or project future results of operations, or the performance of the company.

These statements do not guarantee future performance, and speak only as of the date hereof. For a more detailed discussion on the factors that can cause actual results to differ materially from those projected in any forward-looking statements, we refer you to the risk factors contained in ZAGG's annual report on form 10-K and quarterly reports, form 10-Q filed with the Security and Exchange Commission.

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

ZAGG assumes no obligation to revise any forward-looking  statements that may be made in today's release or call. Please note that on the call today, in addition to discussing the GAAP financial results and outlook for the company, the following pro forma financial measures will be discussed as well, adjusted EBITDA and pro forma net income.

An explanation of ZAGG's use of these non-GAAP financial measures in this call, and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G, is included in ZAGG's press release today, which  again can be found on the investor relations section of the Company's website. The non-GAAP information is not a substitute for any performance measure derived in accordance with GAAP, and the use of such non-GAAP measures has limitations which are detailed in the Company's press release.

With that, I'd now like to turn the call over to Randy Hales. Randy?

Randy Hales - ZAGG Inc - CEO and President

Thank you, Kim, good afternoon everyone and thank you for joining us today.

I want to begin my comments by addressing some key developments that we identified in a press release that went out concurrent with our earnings release this afternoon. After carrying as much as $70 million in debt over the past several years, we have now paid it off. This has been accomplished as a result of strong cash generation and a focus on paying down the debt. We are now able to carefully consider alternative uses for the cash that we are generating.

Today we announced that the board has approved another round of stock repurchases in the amount of $10 million. Our strong operating cash flow and improved balance sheet enables us to repurchase shares at attractive prices that will be accretive to earnings per share. Also, the class-action lawsuit that was initiated at the time of our former CEO's departure, was dismissed earlier this month.

As you know, 2013 was a reset year in which some things worked well, and some things didn't. It was clearly a tough year. We are still in a period of revenue compression that we anticipate will continue during the first half of 2014, causing sales to be lower on a year-over-year basis in the first and second quarters.

However, we believe we are addressing the root causes of the revenue decline, and that the 2014, --and that 2014 will be a year where we see stabilization with annual sales ending flat, to slightly up. That will be accomplished by a return to low double-digit growth in the second half of the year, with that momentum carrying us into 2015.

We will continue to experience some margin erosion associated with the ongoing shift in product mix, with less dependence  on the high gross margin Invisible SHIELD, and the cleanup of some inventory issues we've discussed previously. We are fine-tuning our turnaround strategy and we've already made significant changes in sales, product management, product development, marketing, distribution, operations, customer service, and key leadership roles.

Fortunately, we have managed costs carefully in 2013, and implemented  several new disciplines that are proving to serve us well. Growth will require investment of capital and talent and the promotion of our key strategies going forward.

This year, at CES, we introduced several new products and product line extensions supported by new packaging, and brand positioning that brings additional clarity and simplification to our brand identities. When we talk about product strategies in 2014, it is with an emphasis on winning share strategically, in each of the product categories that we participate. Winning shares strategically  will be fueled by product leadership, and in some categories, supported by investing in merchandising and promotion. It starts with a renewed focus on making sure we have the right products in each of our product categories and fine-tuning our launch methodology.

First, we're moving  to semi-annual product launch cycles that correspond well with our retailer resets, which will allow our sales team to be in front of our customers much earlier in the selling cycle. To further support our product initiatives we're creating a virtual product supermarket, where our teams can --where our sales team, rather, can gather information quickly and easily, to build customizable product offerings by category, by model, by SKU and by price positioning, fully supported with merchandise and promotional strategies, marketing collateral and media content. All of that combines to create programs tailored specifically for each of our retail customers unique needs.

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

In addition, we have greatly simplified our brand identities to reduce market confusion and create higher value propositions with our customers. Our largest and most mature product category is screen protection, and although the Invisible SHIELD remains the clear market leader, our revenues in the category declined in 2013.

To address this, we are implementing changes in the product line that we believe will improve both the point-of-sale and the end user experience. By mid-year we will be promoting, as a preferred product offering that will include our best-selling original film, the new film, currently in the final stages of development, and the first Invisible SHIELD glass screen protector, with the latter two products incorporating new technology that greatly simplifies installation.

The new film will provide the highest combined  clarity, and unparalleled  self healing scratch resistance, and break protection.  We anticipate the screen protection category stabilizing in the second half of 2014, and returning to growth in 2015, as our new product offering and the Invisible SHIELD on-demand system is introduced into the market.

Our Invisible SHIELD on-demand program has created lots of industry buzz and caused us to experience record traffic during the CES show. The advantage of the Invisible SHIELD on-demand program is its ability to quickly produce screen protection for virtually any device, thus capturing the estimated 20% to 30% of customers that are currently turned away due to retailers in kiosks not carrying a package screen protector for their device.

It also allows us to ensure that Invisible SHIELDs can be made available on the day of launch for all new devices. We are currently alpha-testing the Invisible SHIELD on-demand system in select retail locations and at some of our kiosks. Early in the second quarter, we will move into a beta testing phase with an expanded footprint, and introduction of our new film. Assuming the beta test goes well, we plan to roll out to key strategic retailers in the third quarter.

2014 will be a year in which we make significant advancements in orr keyboarding products designed to position us to win share strategically. We have introduced two new keyboards since CES. One,  for the Samsung 12.2 inch Pro, and our new ZAGG Auto Fit that more broadly addresses the android market.

We will also introduce several new technologies and unique product features into our keyboard line-up this year. We're building on momentum gained at the end of 2013, and anticipate mobile keyboarding to continue to be a growth category for us.

With regard to personal audio, we experienced a decline due to distribution losses in 2013. We are addressing this concern by simplifying, and bringing focus to our product offering that will include a good, better, best assortment, supported by improved brand positioning.

Despite some of the 2013 setbacks, NPD data indicates that the iFrogz audio line is one of the top five audio brands in the United States. Specifically, the Plugz Earbud is the number one selling personal audio SKU by unit volume.

The Toxix is the number one selling headphone under $15, while the Luxe is the number two performing earbud between $15 and $25. It is our intention to leverage  these successes in personal audio along with improved product offering to capture new business in 2014.

In portable audio, CES was  a platform for the introduction of our groundbreaking, new portable audio product. The iFrogz Tadpole is a key-fobb sized, ultra-portable, Bluetooth speaker, designed strategically to open distribution in price-sensitive retail channels. The reception of this product in all channels of distribution has exceeded our expectations. This product demonstrates how our focus on introducing creative product solutions will drive market  success, and open doors that allow us to win market share.

2013 was a year in which we had difficulty differentiating the iFrogz branded cases from the flood of opening price point products in a category with little to no barriers to entry. We are in the process of rolling out a 2014 strategy that includes highly focused product offerings designed to leverage the strengths of all three of our brands, and builds on a platform of protection and technology. Our goal is to stabilize our case business this year.

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

The category of power management is one in which we are enthusiastic about the opportunity for growth. The need for great power management tools is constantly increasing. For 2014, we have simplified the iFrogz offering, and building on the momentum of the GoLite series, which  is targeted toward a female demographic.

The ZAGG power management line will be expanded to offer a complete line of tools that address the needs of professionals, from sunup to sundown, at home, in the office and while traveling. Once again, our product positioning and differentiation is designed to lay a foundation in which we can win share strategically.

Mobile gaming is an emerging category that we have been talking about for a while now. The category in general, has taken longer to get off the ground than anyone in the industry would have anticipated. We believe the sluggish start is a reflection of limited software content, and slower than anticipated adoption of mobile gaming. At this time, it doesn't make sense for us to put retailers in SKUs that will underperform due to the fact that the underlying demand is not there yet.

We are closely watching this market, and will enter at the time when we a see convergence of gaming content, and consumer adoption of mobile gaming. In the meantime, we continue to refine our products and launch strategies, by observing our competitors and closely monitoring consumer feedback on the products that have been introduced.

Product is the cornerstone of our strategic objectives, and we will focus a great deal of our resources on delivering the right products, supported by investment in promotion and merchandising in 2014. This year, we look to grow keyboard, personal audio, and power management, while stabilizing the screen protection and case categories.

With regard to new product opportunities, we don't suffer from a shortage of great ideas, just resources. So we will continue to prioritize and advance the best concepts that will allow us to win share strategically, and return to growth in the second half of 2014.

Merchandising at retail, and leveraging promotional activities, will further support our products while strengthening our brands this year. Market research conducted late in 2013, revealed that there was confusion about ZAGG's overall brand strategy, with both our retailers, and the consumers at point-of-sale. That information guided our efforts to more clearly define our brands, and better align products with the appropriate brand.

At CES, we introduced updated packaging that supports the brand positioning, and helps eliminate marketplace confusion. To help you understand how we are positioning our three brands, ZAGG is our work-hard, professional brand, that brings technology and accessories together, while iFrogz is our play-hard, colorful, trend-driven brand, and Invisible SHIELD has become synonymous with protection.

Having clearly defined brand identities is helping  to ensure we assign the right products to the right brands, and better align with our distribution. All of which combines to position us to win market share.

Turning now to distribution, when I took over the sales leadership at the end of 2013, I challenged our selling organization to focus on securing new distribution that we will be announcing as contracts are finalized in the coming months. I also engaged a consulting  group that has expertise in revenue acceleration. They conducted  extensive research, and presented a set of macro recommendations.

For example, their research indicated, that although we have unique products, they are not differentiated to the consumer at the point-of-sale. This led to our initiatives to increase our investment in merchandising and promotional activities in 2014.

In addition, they suggested that we needed to segment our customers into groups, in which we could offer custom service levels, that better aligned with their specific needs. We have now established five customer groups with unique service commitments for each one.

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

They also suggested two parallel strategies for driving both short-term, and longer-term revenue growth. Without going into detail and revealing competitive initiatives, it is important that you know we have already begun executing against those recommendations. All of this is designed to help us stabilize the business, and build a platform for a return to growth later in the year.

In our domestic distribution, we added several sales managers with experience in the new channels we're targeting. We are very close to announcing the addition of an EVP of Sales to lead our entire global  sales organization. Internationally, we now have sales managers on the ground in Germany, France, and the UK. We have also added  a sales manager  with a focus on Latin America.

Up to now, our e-commerce  strategy has been largely focused on driving business to our own website. This narrow focus worked well for us during our rapid expansion years, but it's now time to broaden our overall online strategy, and develop deeper relationships with key online retailers and the dot.com divisions of our brick-and-mortar customers.

During 2014, we will be aggregating content, and disseminating it through the e-commerce channel. With a managed e-commerce strategy, we anticipate driving top-line growth.

We have spent the last few months launching several operational  initiatives that will allow us to have improved internal processes and reporting. This spring, we are transitioning to our order fulfillment, --we are transitioning our order fulfillment and distribution to RR Donnelley, to improve and reduce costs across our logistics functions.

RR Donnelley will provide us with more centralized distribution, more economical freight lane access, improved inventory management, and higher service levels for customers. This significant improvement in our supply chain management is essential to our strategy to win market share, and support our future growth plans.

Consistent with what we have said over the past few months, we look to stabilize the business in the first half of 2014, and return to growth in the second half of the year. Our focus is on winning share strategically with the right product and brand positioning, and with increased investment in the distribution channel. By executing on our sales initiatives, we anticipate seeing growth with our existing customers, and gaining distribution in new channels.

We have no plans to make large acquisitions, but we are always looking for small, bolt-on opportunities where we can leverage our brand and distribution to bring creative product solutions to the market.

At this time, I'd like to turn the call over to Brandon who will talk about the financial results in detail, and discuss the guidance for 2014. Brandon?

Brandon O'Brien - ZAGG Inc - CFO

Thank you, Randy, and thank you for joining us today to review our fourth-quarter 2013 financial results.

As stated in today's release, we will be disclosing consolidated financial results reflecting our primary operations in the United States, as well as our operations from ZAGG International, our wholly owned subsidiary operating in Shannon, Ireland.

In the call today, I will seek only to consolidated results, unless otherwise stated. The financial statements provided in today's release reflect Q4, and full-year 2013 financial details, so you may refer to them for further clarifications.

Net sales for the quarter was $66.8 million versus $87.5 million in the prior-year quarter, representing a year-over-year decline of approximately
24%. The decline in our net sales versus last year, was due to a decrease in sales in most of our product categories.

We experienced competitive pressures from other protection products for the Invisible  SHIELD product line, primarily from rugged cases that include screen protection as part of their product offering, strong competition from tablet keyboard manufacturers, and lost retail distribution for some of our iFrogz audio and case lines.

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

The breakdown for the sources of net sales is as follows:  for the quarter, 86% of our sales came from our retail channel, versus 82% in the same period last year, 8% of sales were from zagg.com and iFrogz.com, versus 13% in the same quarter last year, and 6% was from the kiosk and stand-alone stores, versus 5% in the same quarter last year.

International sales accounted for 10% of total net sales in the quarter, versus 13% in the same quarter last year. For the fourth quarter, 40% of our net sales came from the Invisible SHIELD product line versus 43% in the same quarter of last year. Keyboards represented 30% of our net sales, compared to 28% in the same quarter last year.

Gross profit for the quarter was $24.5 million, versus $38.6 million in the same quarter last year, which translates into gross margins for the quarter of 36.7%, versus 44.1% for the prior-year  period. Gross margins were impacted in the quarter by air freight to support demand for our keyboard products for the iPad Air, product mix with lower Invisible SHIELD sales, some discounting on older modeled keyboards, and sales to retail discounters for older inventory.

In the fourth quarter, we made a brand strategy decision to brand a line of gaming controllers, as ZAGG products rather than the iFrogz brand, as was originally planned. As a result, it was determined that future cash flows under the iFrogz trademark would be less than previously estimated.

During the quarter, management performed an annual impairment test of the goodwill and intangible assets required under generally accepted accounting principles. As a result of the analysis, we recorded $11.2 million non-cash impairment charge in the fourth quarter, $9.7 million related to the iFrogz's brand, and the remaining balance of goodwill, of $1.5 million was also impaired.

We did not completely impair the iFrogz trademark,  as we expect to continue to generate meaningful cash flows under the iFrogz brand, but we have determined that at December 31, 2013, the carrying value was in excess of the fair value, which caused us to take the charge during the fourth quarter. The remaining $7 million related to the iFrogz brand has been determined to be a definite (inaudible) intangible asset, and will be amortized over its remaining useful life of 10 years.

In the fourth quarter of 2012, we took a similar charge. However, this year the charge is more impactful to our operating margin, due to the decline in sales and gross profit in 2013 compared to 2012. Operating loss in the quarter was a $2.9 million, versus operating income of $5.3 million in the same period last year. Operating margins for the quarter were negative 4.4% compared to 6% for the same period last year. Operating income, net of the non-cash impairment charge, was $8.3 million, or 12.5%, we also incurred $1 million in non-cash stock compensation expense during the quarter, compared to $1.1 million in the same quarter of last year.

For the year, our effective tax rate came in at 43.5%, the rate was driven up due to the nondeductible expenses related to our percentage recognition of losses, in our investment in HzO. Net loss in the quarter came in at $2 million, versus net income of $0.2 million in the same quarter in the prior year. Our fully diluted share count for the quarter was 31,358,225 shares. Total shares issued and outstanding at December 31, 2013 were 30,574,513.

At December 31, 2013, we had 438,797 outstanding options, 390,000 outstanding warrants, and 356,819 outstanding restricted stock grants. We use the treasury method in calculating our diluted shares to outstanding. Our fully diluted loss per share was $0.07 for the quarter, versus fully diluted earnings per share of $0.01 in the same period last year.

During the fourth quarter, we incurred the following non-cash charges, which we have tax effected, assuming a statutory rate of 38.5% in the calculation of pro forma EPS. First,  $11.2  million or $0.23 related to the impairment of goodwill and intangibles, $1 million or $0.02, related to the stock-based compensation, and $2.5 million or $0.05 related to amortization of intangible assets.

The non-cash charges totaled $14.7 million, or $0.30 per share of the non-cash charges recorded in the quarter, the $11.2 million impairment of goodwill and intangibles is a nonrecurring charge. Adjusted EBITDA for the quarter came in at $12.3 million, compared to $20.9 million for the fourth quarter of 2012.

Turning to the balance sheet, working capital at the end of the quarter was $83.4 million, compared to working capital of $89.4 million on December 31, 2012. We reported  a cash balance of $15 million.

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

For the fourth quarter, we generated over $9 million in operating cash flow, and for the entire year, we generated over $35 million in cash flow from operations. The balance of the line of credit was $17.5 million, and the term loan balance was paid off in its entirety, as of the end of the year. We drew down on the line of credit in the fourth quarter to pay off the long-term note. As noted in the press release that went out today, we have subsequently paid the line of credit balance down to zero.

Accounts receivable for the quarter were $46.6 million, as compared to $54.6 million on December 31, 2012. DSOs in the quarter were 64 compared to 57 for the quarter ended December 31, 2012. Inventories for the quarter were $44.5 million, compared to $40 million on December 31, 2012. We have budgeted some impact on our gross margin, as we work through excess levels of inventory during 2014. We continue to evaluate inventory on a monthly basis, and reserve against slow moving inventory as needed.

We are pleased with the progress that the team at HzO is making in getting the HzO technology incorporated in several wearable devices and smartphones during 2013. We continue to own approximately  15% of HzO.

In the press release that went out this afternoon, we introduce guidance for 2014. We anticipate the results of our domestic and international sales initiatives, the opportunity for our new products with upcoming resets at our large domestic retailers, and the potential expansion of our overall distribution channel to have a positive impact on quarterly revenues in the second half of 2014. Most of the initiatives are just getting underway, and therefore, the compression in net sales we experienced during 2013 will likely continue in the first half of the year.

Therefore, we are forecasting modest growth in net sales for 2014, with guidance for net sales in the range of $218 million to $228 million, and adjusted EBITDA in the range of $32 million to $34 million. We are also forecasting annual gross margins in the mid-to-high 30s for the full year.

With that I would like to turn the call back over to Randy.

Randy Hales - ZAGG Inc - CEO and President

Thank you Brandon, at this time we'll return the call over to the operator for the Q&A. Thank you.

QUESTIONS  AND  ANSWERS

Operator

Thank you.

(Operator instructions) Dave King, ROTH Capital.

David King - ROTH Capital  Partners  - Analyst

Afternoon guys.

Randy Hales - ZAGG Inc - CEO and President

Hello, Dave.

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

David King - ROTH Capital  Partners  - Analyst

I guess, I appreciate all the color, first off, on some of the initiatives you've implemented. I guess my main questions have to do with the guidance. In terms of, if I heard you correctly, I think you guys are kind of guiding to a low double-digit increase in the back half of the year. If that is the case, then how should we think about the first half, if I look at my model here, I'm coming up with a high single-digit decline. Is that the right way to think about it?

And then in terms of that back half, it sounds like some of that is, due to the initiatives, on keyboard side, power, personal audio, which of those do think are going to be the biggest buckets of those? And then I guess I'll just stop there for now.

Randy Hales - ZAGG Inc - CEO and President

Yes, let me address the back-half of the question first. When you look at the product categories and opportunity and potential for growth, the keyboard would be the most significant. And then I would also say that the things driving the growth in the second half of the year is the traction that we are going to see start coming  together on the sales initiatives as well, and not just the product categories.

In the first half of your question, you are right. Low, double-digit growth in the back half of the year, and that slowdown in Q1 and Q2 from a year-over-year perspective.

David King - ROTH Capital  Partners  - Analyst

Okay. So in the first half, down low single digits is probably a fair way of looking at it, so it's a slower decline than what we've seen recently?

Randy Hales - ZAGG Inc - CEO and President

Yes, I would say low single-digit to low double-digit, in that range, yes.

David King - ROTH Capital  Partners  - Analyst

Okay, that helps. And then in terms of EBITDA guidance for 2014, looks like there, you guys are still guiding for decline even with 1% to 4% slope on the top line. Is that mainly on the gross margin side? How should we think about the margin, and to what extent is that investments on the expense side, or how should we think about that? Thanks.

Brandon O'Brien - ZAGG Inc - CFO

Dave, it really is driven a lot from the gross margin decline. Some of the impacts we're expecting into gross margin are from moving through some of the inventory that we have some excess levels on.

And also, Randy talked about some of the investment that we are planning to make. A lot of that investment is going to be in-store displays, and those in-store displays, they hit the gross margin line rather than coming below the line. So those are investments that are buried in the gross margin reduction guidance.

David King - ROTH Capital  Partners  - Analyst

Okay that helps. That lastly, just one more than I will step back, in terms of the buybacks that you announced. It's very encouraging, I guess how should we think about the pace of that? And what is your appetite with the stock, where it's trading these days, and in the first quarter being, I think, typically, your strongest cash generation quarter, how should we think about the buyback?

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

Brandon O'Brien - ZAGG Inc - CFO

So the board was very open to the $10 million stock buyback. We feel like now is a good time to start taking advantage of that. And so once we get into a trading period which opens here shortly, we will begin to execute against that, and then we will take some of that down and reevaluate with the board, and determine what next levels they want to move to. So we're definitely very open at these stock prices to be in the market, and be executing on that repurchase program.

David King - ROTH Capital  Partners  - Analyst

Alright, fantastic, thank you.

Brandon O'Brien - ZAGG Inc - CFO

Thanks, Dave.

Operator

Mike Malouf, Craig-Hallum Capital.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Great, thanks guys, for taking my questions.

Brandon O'Brien - ZAGG Inc - CFO

Thanks.

Mike Malouf - Craig-Hallum Capital Group - Analyst

So, if I could just delve a little bit more into the inventory. Can you give us a sense of, and maybe I missed this, but finished goods percentage of that inventory, and how you think that will go down over the next few quarters? Where would you like it to come out for you guys?

And then, a related question with regards to gross margins, how much of the gross margin pressure is related to the inventory decline that we are going to go through, or at least the rationalization, and where do you think at the and of the year, --where's a --where's sort of a sustainable gross margin, do you think, over the next -- and if we look out into the next year or so?

Randy Hales - ZAGG Inc - CEO and President

I will take the first part of your question there. The breakdown in inventory  is, we have about 92% of that inventory is finished goods, so a lot of that is driven from products that we source in China, have long lead times, and have to bring the product over in anticipation of demand. We have got a lot of that inventory, so we are working to work to move that through a few different  channels. We're looking to move that through discount retailers, also some online offerings.  So we can also use that as an opportunity to get into some new retailers were we don't have penetration yet, and give them some good buys on those inventory levels.

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

So if you look at it for turns, we think we need to get our turns up closer to seven, eight, or I don't think we will get there in fast order, but we definitely have internal goals. I think it's important to highlight Mike, that most of the employees here at the company, have compensation that is tied to inventory turns. So we recognized the importance of getting these inventory levels down and that is a key focus for us going forward in 2014.

Brandon O'Brien - ZAGG Inc - CFO

Mike, I think regarding your question about gross margins longer-term, we are sharing with you in the guidance what we can see clearly. But I think it's a natural conclusion to draw that as Invisible SHIELD becomes a smaller percent of our overall sales, and we continue to expand in the advancement of the brand, in the merchandise, in the promotion, and become more aggressive on that front, that there is likely to be gross margin compression. How much, how far, how fast, we couldn't say yet. So the real opportunity for us, and the thing that we need to do, is get that top-line moving again.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Let me ask just a different way. If you had inventories currently at a nice tight level, let's call that the seven, eight turns level, what do think gross margins in 2014 would be?

Brandon O'Brien - ZAGG Inc - CFO

We have guided from the mid to the high 30s this year. I think we would confidently say closer to the high 30s.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay, great. If I could just get a little more clarity on the Invisible SHIELD competitive environment, I know you're coming out with a couple of new exciting products, but how do you feel the consumer is reacting to screen protection? Are they deciding that they don't need it anymore? Have you done some work surrounding the overall demand for screen protection?

I remember for years, or it seems like for years, that the competitive threat from Gorilla  Glass, and now we hear that some people are looking at

Sapphire, just wondering  if you are seeing a demand fall off, or is it really just a replacement with maybe some of these rugged cases? Thanks.

Randy Hales - ZAGG Inc - CEO and President

Yes, Mike, I think what we experienced last year was really a replacement, due to alternative products and rugged cases, as you mentioned. We know from our market research and everything that we are seeing in the market, that it's actually forecasted to grow as a category, low, single digits in 2014. So there is growth opportunity.

And I think the other thing that is important to understand, we have a very high market share at the high-end of the spectrum, on shields, so that

$15 and higher. And that is a smaller piece of the overall market than that $10 to $15 retail. So are there some things that we can do to be more competitive and leverage our brand into a larger market than we currently play in? Most definitely, and I would say, stay tuned as we start announcing some of our product strategies in a little more detail.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Great, thanks a lot.

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

Randy Hales - ZAGG Inc - CEO and President

Thanks, Mike.

Operator

Ryan MacDonald, Northland Capital.

Ryan MacDonald - Northland Capital - Analyst

Hi guys. Can you talk about --I know, obviously keyboards was obviously expected to be a driver in the second half of the year. Can you talk about how important the partnership with Samsung is to that growth and the product segment? And, as some of these new Samsung keyboards get launched, how does that rollout in particular, to the snap partnership program?

Randy Hales - ZAGG Inc - CEO and President

Yes, Ryan, we have looked hard at that keyboarding category, obviously, and even through the end of last year, we were primarily aligned just with the Apple  tablets,  as you know. Our strategy into 2014, will be to follow the leading manufacturers and their devices all year long. So that includes, of course, Apple, Samsung, and then into the broader android market with our auto-fit keyboards. So there's a great deal of expansion in our product offering going on right now.

We've already launched two keyboard products designed specifically for Samsung tablets. The most recent one was a product that we call the Cover-Fit, that works with Samsung's 12.2 inch Pro tablet that was their big unveiling at CES, and it's generated some new traction for us, and opened up some new distribution that we haven't had previously. So out of the gates, we are feeling good about that Samsung agreement, and we will continue to be very active with it.

Ryan MacDonald - Northland Capital - Analyst

Okay, and can you update us on, obviously, Invisible SHIELD on-demand, sounds more like a 2015 material driver of revenue, can you update us on the number of pilots that is going on with the Invisible SHIELD on-demand?

Randy Hales - ZAGG Inc - CEO and President

Yes, there's  about a dozen right now, that we are running. That will expand quite significantly as we move into our beta testing, the first part of April. And then we will start to roll it out, provided everything goes well in the beta test, we will start to roll it out more broadly in the beginning of the third quarter.

I think it's important to keep in mind, that we are not necessarily about promoting the Invisible SHIELD on-demand as a program,  as much as we are making sure that the retailers have the right film assortment.

And so, changing our film assessment, streamlining it, creating some better products, introducing the new film, and the glass is our first priority. The second priority is to say to those retailers, where there is an opportunity for an assisted sale, the Invisible SHIELD on-demand is a great way to reduce inventory,  carrying costs, and to become more engaged with the consumer at the point of sale.

So, a lot of key benefits and features of it, but it is not our primary driver for bringing new life back into the category, it's making sure that we have the right film assortment out there, and then that's kind of the icing on the cake in an assisted sale location.

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

Ryan MacDonald - Northland Capital - Analyst

Then just finally, what are you modeling for tax rate for 2014?

Randy Hales - ZAGG Inc - CEO and President

The tax rate of the statutory, right around 39% is what we are modeling, and we do have some good strategies in place that could help reduce that, but it is real contingent on growth outside of the US. We hope  to see some growth, but I think for modeling purposes, I'd keep it at 39%.

Ryan MacDonald - Northland Capital - Analyst

Okay, thank you very much.

Randy Hales - ZAGG Inc - CEO and President

Thanks, Ryan.

Operator

(Operator instructions) Jon Hickman, Ladenburg.

Jon Hickman - Ladenburg Thalmann & Company Inc. - Analyst

Hi, thanks for taking my question. Could you elaborate a little bit on what is going on with Advantage? You have rebranded it under the ZAGG brand, but you're not going to roll it out to retailers? Is that what I got out of your comments?

Randy Hales - ZAGG Inc - CEO and President

Yes, John, exactly. We are taking kind of a wait-and-see approach with the category right now. We have some early indication that the market has not matured to a point where it is a viable product on shelf, at least to the level where we feel it is time to launch. Sales have been slow in the category, out of the gates, and I think we need to see more content, gaming content, moved over to the platform. The consumer awareness needs to raise a little bit. This is probably a situation where we want to be leading edge, but not bleeding edge, and we feel like the market is still a little bit young.

Jon Hickman - Ladenburg Thalmann & Company Inc. - Analyst

So, did you get your approval from Apple yet?

Randy Hales - ZAGG Inc - CEO and President

(multiple speakers) You're talking about the MFI certification? We have not. We continue to work with them through that process, and we will continue to do so, and anticipate being ready to launch when we feel like the market is the right time.

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FEBRUARY 25, 2014 / 10:00PM, ZAGG - Q4 2013 Zagg Inc Earnings Conference Call

Jon Hickman - Ladenburg Thalmann & Company Inc. - Analyst

Okay, so I'm going to just go back to gross margins here for a second. So going forward, for the long-term, you want us to think about gross margins in maybe upper 30% instead of the low 40% range? That's what margins are going to be?

Randy Hales - ZAGG Inc - CEO and President

Right, that's definitely what we're seeing for this coming year, Jon. A lot of that is driven by the gross margin we're going to have to take to move some of the excess inventory, and also some of the investment in the in-store displays and marketing, which we feel is an investment in the brand, and will help to grow that top line, just due to the nature of how that marketing flows through the income statement. That is an impact to gross margins  as well.

Jon Hickman - Ladenburg Thalmann & Company Inc. - Analyst

Okay, so if you -- it sounds to me like that the gross margin issue is primarily -- your other investment categories or your other operational expenses are going to be pretty much where they have been on a percentage  basis going forward?

Randy Hales - ZAGG Inc - CEO and President

Correct.

Jon Hickman - Ladenburg Thalmann & Company Inc. - Analyst

Okay thank you. That's it for me.

Randy Hales - ZAGG Inc - CEO and President

Thank you.

Operator

Thank you, I'm showing no further questions at this time. I'd like to hand the conference back over to Mr. Hales for closing remarks.

Randy Hales - ZAGG Inc - CEO and President

Thank you all for joining us today to discuss our Q4 and full-year 2013 results. We are working hard to return ZAGG to growth as we've discussed, and we're focused on improving our shareholder value with better execution. Our entire team is committed to building on the brand value, expanding our distribution, and continuing to create exceptional products for the mobile device accessories market, and we look forward to having you join us in our next earnings call for the updates. Thank you.

Operator

Ladies and gentlemen  thank you for participating in today's conference. This concludes the program for today. You may all disconnect and have a wonderful day.

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